                                 EXHIBIT 10.21
                                 -------------

                                AMENDMENT NO. 1
                          TO THE AMENDED AND RESTATED
                        MARQUETTE MEDICAL SYSTEMS, INC.
                        PROFIT-SHARING AND 401(K) PLAN

     WHEREAS, the Company has heretofore adopted and maintains the Amended and Restated Marquette Medical Systems, Inc. Profit Sharing and 401(k) Plan; and

     WHEREAS, the Directors wish to add a provision to the Plan to permit a discretionary profit sharing contribution to be made, if the Board so elects, to be allocated on the basis of an equal amount per Participant;

     NOW, THEREFORE, BE IT RESOLVED that effective for the Plan year ending April 30, 1998, Section 3.03 of the Plan document is amended by adding paragraph (c) to read as follows:

          (c)  In lieu of, or in addition to, the contribution under paragraph
     (a) above, the Employer may make a Profit Sharing Contribution for a Plan Year which is allocated to Participants Accounts in the same amount for each eligible Participant. Paragraph (b) above describes the eligible Participants. This contribution, together with any other contribution, shall not exceed the lesser of: (i) the amount that can be allocated to Participants Accounts hereunder after giving effect to the limitations described in Section 3.04 or (ii) the maximum amount deductible for federal income tax purposes for such Plan year. This contribution may be in cash or in kind and all or any portion may be designated by the Board for investment in the Marquette Stock Account.

          FURTHER RESOLVED, that this Amendment shall be known as Amendment No. 1 to the Amended and Restated Medical Systems, Inc. Profit-Sharing and 401(k) Plan.


                                            Approved February 20, 1998